Exhibit 10.2

CONVERSION AND LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of the 31st day of August, 2022 between Todos Medical, Ltd., an Israeli corporation (the “Company”) and Leviston Resources,LLC (the “Holder”), holder of the Convertible Promissory Notes (each being a “Note” and collectively the “Notes”), or Common Stock Purchase Warrants (the “Warrants”) or Common Stock acquired by conversion ofNote previously held by the Holder (the “Common” and together with the Notes, the “Securities”) and

RECITALS

WHEREAS, each of the Securities provides the Holder with the right to receive shares of the Company’sordinary shares (the “Common Stock”) through the conversion or exercise of the Notes, or Warrants; and

WHEREAS, the Company and the Holder agree to enter into this Agreement in order to provide for the orderly conversion, exercise and sale of the Securities;

WHEREAS, the Holder currently hold Ordinary Shares of the Company; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that: (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment orunderstanding to which such party is a party or to which the assets or securities of such party are bound.

2. (a) Conversion. Upon completion of various conversions currently in process, the Holder now has Beneficial Ownership of 9.99% or less of the Company’s Ordinary Shares, inclusive of all conversion notices submitted but for which Ordinary shares have not yet been issued. The Holder acknowledges ownership of 99,124,203 Ordinary shares as of the date of this Agreement.

(b) Leak Out. The Holder agrees that with regards to all the shares stated in Par. 2(a), for every 30 calendar-day period starting from the date herein, the Holder shall be limited to selling the greater of (i) 15% of the monthly trading volume of the Company’s Ordinary shares and (ii) 15,000,000 shares per 30 calendar-day period, subject to splits and adjustments, whichever is greater. In the event the Company’s Ordinary shares are trading at or above $0.10 per share then the Holder shall be limited to selling up to 5% of the daily trading volume above that price. Upon mutual agreement, the Company and the Holder, from time-to- time, may increase the leak out limitations. Upon a written request by the Company, the Holder shall provide a weekly account of its trading of the shares in Par. 2(b).

(c) Lock Up.

(1) The Holder agrees that it will not convert any such Securities during the period that the Agreement is in effect. In the event the Company achieves an Uplisting of common shares onto a national stock exchange in the Untied States (CM or NYSE American) then the Holder agrees that it will convert all Holder Debt into Preferred Shares upon mutually agreed terms, and enter into an up to a 3-month Leakout agreement with an underwriter.

(2) Except as otherwise expressly provided herein with regard to the Notes, and subject to any other restrictions prohibiting the conversion, offer, sale or transfer of the shares of Common Stock under applicable United States federal or state securities laws, rules andregulations (collectively, the “Regulations”), the Company and the Holder agree that commencing the date of the last signature to this Agreement, subject to any applicable Regulations, the Holder, as applicable, shall not be entitled to convert any Note into Common Stock or sell or transfer any Common Stock, in accordance with the restrictions contained in this agreement (the “Lock Up”). The Lock Up shall apply to all securities purchase agreements and loan agreements “Covered Loan Agreements.” related to the Notes and shall remain in effect for the earlier off: (i) ninety (90) days after the execution of this Agreement and (ii) Uplist. The Company and the Holder may extend the lockup for another 30 days upon mutual agreement. After expiration of the Lock Up Period, or in the event of a Terminating Condition (as further defined below), the Holder shall no longer be subject to the Lock Up, and the Holder shall then be entitled to convert any debt of the Company that the Holder owns, and to sell any Common Stock at the Holder’s sole discretion at that time.

(3) Terminating Condition shall be deemed to have occurred and the Lock Up shall terminate in any of the following circumstances:

(i)	The Company’s Common Stock trades below $0.01 on a 5-day VWAP basis.

(ii)	The total daily trading volume of the Company’s stock drops below One Million (1,000,000) shares, subject to splits and adjustments, for a period of 5 consecutive trading days.

(iii)	The Company defaults on any terms contained in any agreement between the Company and the Holder, and the Holder provides notice and a 5-day period to cure such default (including the documents governing the loans, warrants and Common Stock acquired by the Holder from third parties or any outstanding debt whether held by the Holder or any third party) or any default results in any such third party receiving freely trading Ordinary Shares of the Company.

(iv)	Any change in the Company’s chief executive officer, or chief financial officer

(v)	Any change in the Company’s line of business from that described in the Company’s filings with the US Securities and Exchange Commission.

(vi)	If Twenty Five Percent (25%) or more of the ownership of the Company becomes under the control of any third party.

(vii)	The Common Stock becomes delisted from the OTCQB market.

(viii)	If the Company changes its transfer agent.

(ix)	If the Company is not fully reporting in compliance with all SEC regulations.

(x)	The Company comes under investigation by any governmental agency that would require public disclosure.

(xi)	The Company fails to meet any of the Registration Rights deadlines for any of Holder’s securities.

(xii)	Failure to make payments outlined in Par. 3

(4) For the avoidance of doubt, each party acknowledges that after 90 days from execution of this Agreement, the restrictions contained in this Agreement are null and void, and the Holder may convert or sell Companysecurities as it sees fit.

(5) For further clarification, both Parties agree that the Notes and Covered Loan Agreements covered under this Agreement are as referenced here in Section 2, and no other notes, loans orother agreements exist between the Parties:

(1)	$250,000 (previously Toledo)
(2)	$269,907 (previously Reich)
(3)	$134,955 (previously Reich)
(4)	$250,000 (previously Leonite)
(5)	$1,179,166 (March 2021 Tranche 2 from July 2020 financing)
(6)	$957,500 (November 2020 equipment loan financing)

3. On the date that is five days from the closing of this Agreement, the Company shall wire a payment of $100,000 into Holder’s bank account. For every 30 days while this agreement is in effect, the Company agrees to wire a payment of $100,000 into Holder’s bank account.

4. No Shorting. The Holder agrees that during the Lock Up Period, they, or any of their affiliates, shall not short sell the Common Stock and shall abide by any anti-shorting provisions in any remaining Covered Loan Agreements.

5. Conflict. In the event there is a conflict between the terms of any of the Securities with this Agreement,the terms of this Agreement shall control any interpretation; provided, however, that, unless this Agreement expressly amends or supplements the language of the respective Security, the Security shall remain in full force and effect.

6. Remedies. The Company and the Holder shall have the right to specifically enforce all of the obligationsunder this Agreement. In the event of the lawsuit, the prevailing party shall be entitled to recover all legal fees from the opposing party.

7. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments, and documents,as the other party may request in order to carry out the intent and accomplish the purposes of this Agreement andthe consummation of the transactions contemplated hereby.

8. Notices. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by facsimile, certified mail, return receipt requested orovernight courier by a nationally recognized courier service to the respective address as set forth in the Notes. Allnotices shall be deemed to be given on the same day if delivered by facsimile, on the following business day if sent by overnight delivery or on the third business day following the date of mailing.

9. No Shorting. The Holder agrees that during the Lock Up Period, they, or any of their affiliates, shallnot short sell the Common Stock and shall abide by any anti-shorting provisions in any remaining Covered Loan Agreements

10. Conflict. In the event there is a conflict between the terms of any of the Securities with this Agreement,the terms of this Agreement shall control any interpretation; provided, however, that, unless this Agreement expressly amends or supplements the language of the respective Security, the Security shall remain in full force and effect.

11. Remedies. The Company and the Holder shall have the right to specifically enforce all of the obligationsunder this Agreement.

12. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments, and documents,as the other party may request in order to carry out the intent and accomplish the purposes of this Agreement andthe consummation of the transactions contemplated hereby.

13. Notices. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by facsimile, certified mail, return receipt requested orovernight courier by a nationally recognized courier service to the respective address as set forth in the Notes. Allnotices shall be deemed to be given on the same day if delivered by facsimile, on the following business day if sent by overnight delivery or on the third business day following the date of mailing.

14. Entire Agreement. Except as provided herein, this Agreement sets forth the entire understanding of theparties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto. Except for the Lock-Up, all other clauses in any prior Agreement are fully in effect.In the event there is a disagreement between the parties in regard to the performance of this Agreement, the totaloutstanding amount owed to the Holder shall not be affected or changed. This Agreement does not replace any other existing agreements between the Company and the Holder.

15. Governing Law. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof,the parties hereto covenant and irrevocably submit to the in personal jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personal jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

16. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have beensigned by each party and delivered to the other party, it being understood that both parties need not sign the samecounterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf”format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

17. Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceablefor any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudiceor disturb the validity of the remainder of this Agreement, which shall remain in full force and effect, enforceablein accordance with its terms.

18. Effectiveness. This Agreement shall become effective as of the date when, and only when, each of the following conditions precedent shall have been satisfied (such date, the “Effective Date”):

(a)	The Holder shall have received an executed counterpart of this Agreement from the Company.

(b)	The Holder shall have received copies of executed agreements with lock ups and lock up periods similar in form to this Agreement from all of the Company’s noteholders.

(c)	Both immediately before and after giving effect to this Agreement and the transactions contemplated hereby, each of the representations and warranties contained in this Agreement shall be true and correctin all material respects on and as of the Effective Date, with the same effect as if made on and as of such date.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

HOLDER:
LEVISTON RESOURCES, LLC

By its CFO

By:	/s/ R. Rogol
Name:	R. Rogol
Title:	CFO

COMPANY:

TODOS MEDICAL, LTD.

By:	/s/ Gerald Commissiong
Name:	Gerald Commissiong
Title:	CEO

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